Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Global Eagle Entertainment Inc. (formerly known as Global Eagle Acquisition Corp) of our report dated March 15, 2013, except for note 21, as to which the date is August 8, 2013, with respect to the financial statements of Row 44, Inc. for the year ended December 31, 2012 included in the Annual Report on Form 10-K for Global Eagle Entertainment Inc. for the year ended December 31, 2014. Our report relating to the financial statements for the year ended December 31, 2012 contains an explanatory paragraph regarding the Row 44's ability to continue as a going concern as of December 31,2012.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

August 7, 2015